Exhibit 10.1

Mr. Beat E. Lüthi
Klusstrasse 17
8032 Zürich

Date	October 31, 2002
Reference	PB/vg
Direct Dial	+41 1 944 22 85
Telecopier	+41 1 944 22 55

Employment Agreement

between Mettler-Toledo International Inc.,
and Beat Lüthi, born on January 12, 1962, citizen of Switzerland

The parties enter into an employment agreement on the terms and conditions set forth below:

Function	Head of Laboratory Division and member of the Group Management Committee (GMC) of the METTLER TOLEDO Group.
Employing Company / Position Location	Mettler-Toledo International Inc., Greifensee Branch, CH-8606 Greifensee, Switzerland. If not otherwise stipulated in this agreement, the Human Resources Policy and the General Rules of Employment including Benefit Plans of METTLER TOLEDO's Swiss operations as actually valid and as may be amended from time to time apply.
Remuneration	Base Salary of CHF 360'000.-- gross per annum, payable in twelve equal monthly installments of CHF 30'000.--.
Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO. Regulations valid as of March 14, 2000 are enclosed.
The Bonus is based and calculated on the grade of target achievement at the end of the business year as follows:
- 4.50% of base salary for the range of 90 - 110 target points;
- 3.75% of base salary for the range of 111 - 130 target points.
For business year 2003, the bonus will be pro-rated.

Expenses	Expense Allowance according to the "Spesenreglements-ergänzung Gruppenleitung" of CHF 10'500.-- per annum, payable in twelve monthly installments of CHF 875.--. No commuting allowance will be paid.
Stock Options	Participation in the METTLER TOLEDO Stock Option Plan as actually valid and as may be amended from time to time. Beat Lüthi receives a grant of 50'000 stock options as of the date of this agreement with an exercise price equal to the NYSE closing price of METTLER TOLEDO's shares on the date of this agreement.
Personnel Insurance	Participation in the Mettler-Toledo Fonds (pension plan for the Swiss based members of the GMC).
Additional Accident Insurance, Disability Insurance (coverage of salary in case of illness and accident).
The premiums of these insurances are fully covered by METTLER TOLEDO.
The base for the insured salary in the Mettler-Toledo Fonds and other personnel insurances is CHF 403'380.-- (112.05 % of Base Salary).

Holidays	30 working days per calendar year, incl. compensation for overtime ("Zeitregelung mit pauschaler Abgeltung").
Non-Competition	While Beat Lüthi is employed by METTLER TOLEDO, and for a period of twelve months after the termination of his employment, Beat Lüthi shall not knowingly engage in or be employed in any business anywhere in the world which competes with the principal businesses of METTLER TOLEDO.
Duration / Notice Period	This employment agreement will start on March 1, 2003. It is of unlimited duration; for termination, a notice period of twelve months for both parties applies.
Applicable Law and Jurisdiction	This agreement shall be governed by Swiss Law. All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

Mettler-Toledo International Inc.		The Employee
Robert F. Spoerry	Peter Bürker	Beat E. Lüthi
Chief Executive Officer	Head Human Resources

Enclosure